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EXHIBIT 99.1

CoBiz Inc. Raises $20 Million in Trust-Preferred Securities Offering

DENVER, September 17, 2003 /PRNewswire-FirstCall/—CoBiz Inc. (Nasdaq: COBZ) today announced that it has raised $20 million through a pooled trust-preferred securities offering. The trust-preferred securities were issued by a newly established affiliate, CoBiz Statutory Trust I.

The trust preferred securities will mature in 30 years and bear an interest rate that will float at a spread above three month LIBOR. The rate will adjust quarterly at LIBOR plus 2.95%. Interest on the securities is payable quarterly. CoBiz may redeem the trust-preferred securities, in whole or in part, on or after September 17, 2008, or earlier under certain conditions.

The company expects to utilize the net proceeds from the offering for general corporate purposes, including providing capital to its subsidiary, CoBiz Bank, N.A. It is anticipated that the net proceeds will qualify as Tier I and Tier II capital for regulatory purposes.

The trust preferred securities have not been and will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the trust preferred securities. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

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  EXHIBIT 99.1
  CoBiz Inc. Raises $20 Million in Trust-Preferred Securities Offering